UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES ACT OF 1934

Date of Report: October 13, 2006

AMERALIA, INC.

(Exact name of Company as specified in its charter)
Commission File No. 0-15474

Utah	87-0403973
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

20971 E. Smoky Hill Rd., Centennial, Colorado 80015-5187
(Address of Principal Executive Offices)

Company's telephone number, including area code:	(720) 876-2373

Item 8.01  Other Events

Planned Capital Reconstruction

The purpose of this report is to outline our plans and preliminary understandings we have with our major lenders to convert a significant amount of our debts into equity in our subsidiaries Natural Soda (“NSI”) and Natural Soda Holdings (“NSHI”)oldings (“NSHI”). These lenders include the Sentient Group which financed our acquisition of our sodium bicarbonate business in February 2003, and various investors who advanced or guaranteed loans to AmerAlia. In essence, AmerAlia plans to repay its Sentient loans by transferring approximately one half of its equity in NSI to Sentient and repay other loans by converting them into a minority equity holding in NSHI.

However, as these discussions are not yet finalised, we cannot assure anyone that the contemplated transactions will occur. If they are not completed as we plan, then AmerAlia and its subsidiaries will continue to carry very heavy levels of debt that would prejudice their survival. While the fulfilment of these plans will substantially reduce our debt obligations, some creditor and loan obligations will remain that must still be funded; however, we believe that implementing these plans will assist us in new capital raising efforts to repay these remaining obligations and secure the company’s future.

Summary of AmerAlia’s principal obligations

A summary of our principal obligations is as follows:

1. Sentient Loans
•
Series A, Series B1 and Series B2 Debentures with a total principal amount of $26 million issued by NSHI to Sentient Global Resources Fund 1, L.P, and Sentient Global Resources Trust No. 1 (collectively “Sentient”). Total accrued but unpaid interest is expected to be approximately $4 million at September 30, 2006. Sentient also has rights to contingent interest that enable it to earn an internal rate of return of 30% on all its invested funds.

•	$1 million loan to NSI in November 2005 for working capital purposes.

While AmerAlia and NSHI are overdue in various obligations they have not received any notice of default from Sentient.

2. Series A Secured Promissory Notes
AmerAlia has obligations of $4,250,000 and outstanding interest of approximately $751,000 at September 30, 2006 to various investors. These “Series A Notes” are secured by a NSHI Series A Debenture issued to AmerAlia for $3,775,000 and AmerAlia’s shares of NSHI common stock.

3. Series C Secured Obligations
AmerAlia has obligations to the Jacqueline Badger Mars Trust (“Mars Trust”), Robert C. Woolard and Charles D. O’Kieffe (“Woolard & O’Kieffe”) for promissory notes, loans, advances and accrued interest. These obligations include a loan from the Bank of America that is guaranteed by the Mars Trust. The total of these obligations and accrued interest (the “Series C Obligations”) is approximately $14,669,000 at September 30, 2006.

Standstill Agreement with Sentient

On July 28, 2006 we entered into a standstill agreement with Sentient under which we have agreed that for a period of thirty days (subsequently extended to October 30, 2006) neither we nor Sentient will take any action which could or might make it more difficult for the proposed transaction described below to occur. Concurrently, we received a letter from Sentient dated July 6, 2006 serving notice exercising its right to convert its Series B2 debenture into NSI common stock. Under the standstill agreement Sentient agreed to stay the conversion through the period of the standstill agreement or until our restructuring discussions are no longer fruitful to each party. We further agreed to proceed with the proposed reconstruction in good faith.

Proposed Transaction with Sentient

We and Sentient intend that Sentient will convert all of (i) its Series A debentures and all accrued interest thereon, (ii) its Series B1 and B2 debentures and all accrued interest thereon, (iii) its entitlement to contingent interest, and (iv) the outstanding $1,000,000 working capital loan provided to NSI and interest thereon, into an approximate 50% direct equity interest in NSI.

In addition, we will give Sentient a contractual right or special equity instrument that provides Sentient with a greater economic interest in the event that the NSI assets are sold for less than a threshold amount. We have still to determine the details of this particular right.

The contemplated transaction, if executed, will extinguish all existing and contingent liabilities to Sentient.

Memorandum of Understanding - the Jacqueline Badger Mars Trust, Robert Woolard and Charles D. O’Kieffe

AmerAlia has completed a Memorandum of Understanding with the holders of the Series C Obligations estimated to be approximately $14,669,000 at September 30, 2006. These obligations are mostly secured by a NSHI Series C Debenture issued to AmerAlia.

AmerAlia has not complied with the terms of these loans but has not received any notices of default.

The Memorandum of Understanding anticipates that AmerAlia’s subsidiary, NSHI, will extinguish all the Sentient debentures and working capital loan, accrued interest and rights to contingent interest for the transfer of approximately one half of its shares in NSI as set forth above. The Memorandum also agrees the following:
•	NSHI will be the only holder of shares of NSI common stock that are not owned by Sentient.
•	NSHI and Sentient will enter into a shareholder agreement to govern their various rights and responsibilities.
•	NSI will replace BLM and other bonds that are currently guaranteed by the Mars Trust as a pre-condition of the recapitalisation.
•	All inter-company loan accounts between NSHI and NSI and between NSHI and AmerAlia will be extinguished.
•	AmerAlia will convert its NSHI preferred stock for NSHI common stock.
•	AmerAlia will convert its NSHI Series A Debenture and accrued interest into NSHI common stock and raise funds to repay or else renegotiate its Series A notes.

•	AmerAlia, the Mars Trust, Woolard & O’Kieffe will enter into a shareholders agreement that shall govern the conduct of the parties and the management of NSHI concerning, amongst other things:
o	The appointment of a NSHI Board of Directors representative of the relative ownership of the company held by each shareholder.
o	The distribution of cash received from NSI whether by dividends or from funds of any other nature representing profits paid by NSI to NSHI.
o	The circumstances under which shareholders may contribute additional capital to NSHI to support NSHI’s share of any additional capital investment in NSI.
o
NSHI shares must be convertible into NSI shares upon the occurrence of specific triggering events. These events are the bankruptcy of AmerAlia or the failure of NSI to remit cash to its shareholders according to criteria still to be determined.

o	AmerAlia’s right of first refusal to acquire NSHI shares offered for sale by other shareholders.
•	NSI shall enter into a formal management or professional services agreement with AmerAlia that is independent of NSHI.
•
The apportionment of shareholdings of NSHI will be based on an accurate determination of liabilities on September 30, 2006 and an agreed total capitalisation of $51 million for NSHI. The resulting conversion of these obligations and preferred stock is estimated to be:

	Estimated obligation	Outcome if all converted to common stock
		# Shares	%
Mars Trust	$ 11,930,000	24,484	23.4
Woolard/O’Kieffe	2,739,000	5,621	5.4
Sub-total - Series C Obligations	$ 14,669,000	30,105	28.8

Series A Debentures*	4,375,000	8,979	8.6
Series A Interest*	751,000	1,541	1.5
AmerAlia - preferred stock	6,355,000	13,043	12.4
AmerAlia current shareholding	24,850,000	51,000	48.7
Sub-total - AmerAlia	36,331,000	74,562	71.2
TOTAL	$51,000,000	104,668	100.0
* Some of these shares may be transferred to current holders of AmerAlia’s Series A Notes - see below.

Holders of AmerAlia’s Series A Notes

These “Series A Notes” are secured by a NSHI Series A Debenture issued to AmerAlia for $3,775,000 and AmerAlia’s shares of NSHI common stock.

At the date of this report, AmerAlia is discussing with some of these note holders the possibility of issuing new short term promissory notes secured by AmerAlia’s shares in NSHI or to transfer shares of NSHI common stock in satisfaction of the Series A notes and accrued interest.

Unsecured Creditors

Upon the conclusion of these transactions and in addition to any new promissory notes issued to the Series A note holders, AmerAlia will have liabilities to various unsecured creditors. These include trade creditors, a judgement in favour of Marvin H Hudson, a promissory note due to HPD, Inc. and amounts due to officers and directors representing accrued compensation, reimbursement of expenses and advances, and interest accruals. These obligations total approximately $5 million. AmerAlia intends to raise new funds and negotiate settlement of its outstanding obligations.

Discussion.

If the transactions described above are completed as contemplated, then AmerAlia will own up to approximately 71% of NSHI which, in turn, will own approximately 50% of NSI. Apart from the residual Series A notes and the unsecured creditors identified above, AmerAlia will have substantially eliminated its debt obligations. It will also have removed the overhanging contingent interest obligation which has made raising new debt or equity impossible.

If completed, this recapitalization program will enable us to present a much simpler and more manageable financial structure and to focus on our business activities encompassing our extensive sodium resource, sodium bicarbonate business, extensive water rights and any value that might be obtained from the oil shale present in the property covered by our existing sodium leases.

Consequently, we shall be seeking additional equity investment in the company to repay the remaining creditors and to fund AmerAlia’s share of additional capital investment required in NSI. Thus, existing shareholders may be subject to some dilution of their equity.

Points of negotiation still exist on accomplishing this recapitalisation between AmerAlia, Sentient and the holders of the Series C Obligations that still have to be resolved.

Forward Looking Statements pursuant to 1933 & 1934 Securities Acts

AmerAlia’s future conduct depends on a number of factors beyond our control, so we cannot assure you we will be able to complete these transactions as we contemplate in this report. This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities. They are forward-looking statements. We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control. These risks may cause actual results to differ materially from the projections or estimates contained in this report. These risks include, but are not limited to:

•	the Company’s historical lack of profitable operations;
•	a need for highly profitable operations to service the interest costs of the existing long-term financing;
•
the risks that the recapitalization necessary to reduce our cost of funding and any new funding to finance our operations, the operations of our subsidiaries and expansion of production capacity will not be available on reasonable terms, if at all;

•	the risks of undertaking exploration, development and mining of mineral properties;
•	the risks associated with the manufacture and marketing of chemical products; and
•
the risk of default on the debentures held by the Sentient Entities, the promissory notes issued to our various investors and the Bank of America and its associated guaranty agreement obligations to the Mars Trust.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there-unto duly authorized.

October 13, 2006	AMERALIA, Inc.
By:/s/ Robert van Mourik
Robert C. J. van Mourik
Executive Vice President & CFO